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                                   EXHIBIT 4.5



            ROBERT M. COHEN & CO., INC. WRITTEN COMPENSATION CONTRACT



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                                   WARRANTECH

                                     [LOGO]







                             As of September 5, 1995







Robert M. Cohen & Co., Inc.
287 Northern Boulevard
Suite 112
Great Neck, New York  11021

Gentlemen:

          This letter confirms our agreement and understanding relating to the basis upon which Warrantech Corporation (the "Company") will engage you to perform financial consulting services, as described below, on its behalf:

     1. Advice and assistance in obtaining capital and financing for the Company; provided that assistance in raising capital shall be subject to separate agreements which shall specify the compensation to be paid to you in connection therewith;

     2. Monitoring the Company's operations on an ongoing basis, periodically submitting written recommendations, observations and/or suggestions to the Company's Board of Directors as you deem appropriate, including comments with respect to the effect that potential agreements or transactions may have on the structure or organization of the Company and the ability of the Company to raise capital of various types at different costs; provided that it is understood that you will not provide any legal advice;

     3. Investment banking consultation services as may be reasonably requested and all other financial consulting services that are customary under the circumstances, and assisting the Company in gaining better access to the investor media and in developing institutional interest in the Company's stock, through direct contacts by you, introduction of the Company and its management to your contacts, arrangement of presentations by Company management to the investor press and to selected prospective institutional investors and arrangement of publication in the media of information about the Company.

       300 Atlantic Street/Stamford, CT 06901/203-975-1100/FAX 203-357-0449

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Robert M. Cohen & Co., Inc.
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          In performing such services, you hereby acknowledge your
responsibility to (a) use your best efforts to preserve the confidentiality of any proprietary or not publicly available information or data provided to you by the Company or developed by you with the Company's assistance, and (b) fully disclose to those parties that you contact on the Company's behalf the capacity in which you are contacting them and your relationship with the Company.

          We hereby acknowledge to you that you may rely upon the accuracy of information about the Company provided to you by the Company and the Company shall indemnify and hold you harmless from and against any claims relating solely thereto, provided that you promptly notify the Company of any such claims and provide the Company with an opportunity to defend against or settle such claims with counsel of its choice and provided that the Company will not indemnify you against any claims that result from your own willful misconduct.

          You agree that any and all activities performed by you shall be performed subject to the limitations set forth above and in compliance with applicable Federal and state securities laws, rules and regulations as well as in accordance with applicable rules and regulations of the National Association of Securities Dealers, Inc. and NASDAQ, and that you shall indemnify and hold harmless the Company and its affiliates from and against claims relating to any breach by you of the foregoing covenant or resulting from your negligence or misconduct, provided that the Company promptly notifies you of any such claim and offers you the opportunity to approve its selection of counsel for the defense of such claim, such approval not to be unreasonably withheld or delayed.

          The term of this agreement shall be for a period commencing September 5, 1995 and expiring on December 31, 1996. Notwithstanding the foregoing, either party may terminate this agreement with or without cause at any time upon delivery of written notice to the other party.

          As compensation for the services to be rendered by you hereunder, and in lieu of any cash compensation, the Company shall, subject to the approval of the Company's Board of Directors, grant you options (the "Options") to purchase an aggregate of 50,000 shares of the Company's common stock at an exercise price of $5.00 per share, 25,000 of which options shall vest at December 31, 1995 and shall be exercisable commencing September 5, 1996 and 25,000 of which options shall vest on December 31, 1996 and be immediately exercisable, in each case provided that this Agreement has not been terminated by either

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Robert M. Cohen & Co., Inc.
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party prior to such date in accordance with the terms hereof.  No options shall vest following termination of this Agreement. You shall have a period of five years in which to exercise any vested option measured from the date of vesting thereof.

          As agreed, you shall have certain "piggy-back" registration rights with respect to the common stock underlying the Options (hereinafter referred to as the "Registerable Securities") (but not the Options themselves) as hereinafter provided:

          A. If at any time when you are unable to sell the Stock pursuant to Rule 144 or another available exemption from registration, the Company proposes to file with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act of 1933 as amended (the "Act") with respect to any class of security (other than in connection with an offering to the Company's employees) under the Act in a primary registration on behalf of the Company and/or in a secondary registration on behalf of holders of such securities and the registration form to be used may be used for registration of the Registrable Securities, the Company will give prompt written notice to the holders of Registrable Securities (regardless of whether some of the holders shall have theretofore availed themselves of the registration rights provided herein of its intention to file such registration statement and will offer to include in such registration statement to the maximum extent possible, subject to paragraphs (i) and (ii) below), such number of Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after the giving of notice by the Company. All registrations requested pursuant hereto are referred to herein as "Piggyback Registrations". This paragraph is not applicable to a registration statement filed by the Company with the Commission on Forms S-4 or S-8 or any successor forms.

                    (i) PRIORITY ON PRIMARY REGISTRATIONS. If a Piggyback Registration includes an underwritten primary registration on behalf of the Company and the underwriter(s) for the offering being registered by the Company shall determine in good faith and advise the Company in writing that in its/their opinion the number of Registrable Securities requested to be included in such registration exceeds the number that can be sold in such offering without materially adversely affecting the distribution of such securities by the Company, the Company will include in such registration (A) first, the securities that the


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               Company proposes to sell and (B) second, securities requested to be included in such registration, apportioned pro rata among the Holders of Registrable Securities and holders of other securities requesting registration.

                    (ii) PRIORITY ON SECONDARY REGISTRATIONS.  If a Piggyback
               Registration consists only of an underwritten secondary registration on behalf of holders of securities of the Company and the underwriter(s) for the offering being registered by the Company advise the Company in writing that in its/their opinion the number of Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering without materially adversely affecting the distribution of such securities by the Company, the Company will include in such registration (A) first, the securities requested to be included therein by the holders requesting such registration and the Registrable Securities requested to be included in such registration above pro rata among all such holders on the basis of the number of shares requested to be included by each such holder and (B) second, other securities requested to be included in such registration.

          B. Notwithstanding the foregoing, if any such underwriter shall determine in good faith and advise the Company in writing that the distribution of the Registrable Securities requested to be included in the registration concurrently with the securities being registered by the Company would materially adversely affect the distribution of such securities by the Company, then the Holders of such Registrable Securities shall delay their offering and sale for such period ending with the earliest of (1) 90 days following the effective date of the Company's registration statement, (2) the day upon which the underwriting syndicate, if any, for such offering shall have been disbanded or, (3) such date as the Company, managing underwriter and holders of Registrable Securities shall otherwise agree. In the event of such delay, the Company shall file such supplements, post-effective amendments and take any such other steps as may be necessary to permit such holders to make their proposed offering and sale for a period of 120 days immediately following the end of such period of delay. If any party disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter.

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          C.   Notwithstanding the foregoing, the Company shall not be required to file a registration statement to include Shares pursuant hereto if an opinion of independent counsel, reasonably satisfactory to counsel for the Company, that the Shares proposed to be disposed of may be transferred pursuant to the provisions of Rule 144 under the Act shall have been delivered to counsel for the Company.

          D. The Company agrees to bear the expenses of any registration hereunder, including, but not limited to, legal, accounting and printing fees; PROVIDED, HOWEVER, that in no event shall the Company be obligated to pay
(A) any fees and disbursements of special counsel for holders of Registrable Securities, or (B) any underwriters' discount or commission in respect of such Registrable Securities, or (C) any SEC or Blue Sky registration fees attributable to the Registrable Securities included in such registration.

          E. You shall furnish to the Company such information as the Company shall reasonably require in connection with a Registration Statement.

          F. The Company shall use its best efforts to cause the Registration Statement to be filed in such "blue sky" jurisdictions as you may reasonable request, but the Company shall not be required to do so if, in its discretion, it determines that it would be required to register as a foreign corporation, to consent to general service of process or to incur any tax liability.

          G. In selling any of the Registrable Securities, the Company shall comply with all applicable securities laws and regulations.

          H. The Company shall indemnify you from any liability arising out of any untrue statement or omission of a material fact in the Registration Statement, or any prospectus or amendment relating thereto, or arising out of any other material violation of any securities laws, unless the same shall arise as a result of information supplied by you or the failure by you to deliver a prospectus to any person. You shall indemnify the Company and each of its controlling persons from any liability arising out of information supplied by you or your failure to deliver a prospectus to any person.

          You hereby represent and warrant that your entering into this Agreement or providing services hereunder does not and will not violate any obligation that you may have or constitute a

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Robert M. Cohen & Co., Inc.
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breach of the provisions of any agreement by which you are or may be bound.

          This agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter covered in and all prior or contemporaneous understanding, negotiations and agreements are herein merged. This agreement may not be altered or modified, nor any of its provisions waived, except by a document in writing signed by the party against whom such alteration, modification or waiver are sought to be enforced. A waiver by either party of any breach or omission of the other party is not deemed to be a waiver of any subsequent or similar breach or omission. The terms and provisions of this agreement shall be binding upon and shall inure to the benefit of each party and its respective successors and assigns.

          If the foregoing correctly sets forth the terms and conditions of our agreement, please sign the enclosed copy of this agreement beneath the words "Agreed to and Accepted" and return same to us in the envelope provided herewith.

          We look forward to working with you and to a long and mutually satisfying relationship.

                                   Very truly yours,


                                   WARRANTECH CORPORATION


                                   By: /s/ Bernard White
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Agreed to and Accepted:

ROBERT M. COHEN & CO., INC.


By:
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